Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”), dated June 8, 2023 (“Effective Date”), is between Kelly Services, Inc. (“Kelly”), a Delaware corporation, 999 West Big Beaver Road, Troy, Michigan 48084, and Digital Nexus Advisors LLC, a LLC operated and controlled by Darren Simons (collectively referred to as “Independent Contractor” or “IC”) whose address is 6930 E. Chauncey Lane, Suite 295, Phoenix, AZ 85054 (dsimons123@yahoo.com).

1.	SCOPE OF AGREEMENT

1.1.

Services. IC agrees to provide services as an independent contractor, on a non-exclusive basis, directly to Kelly under the terms and conditions of this Agreement and in accordance the applicable Statement(s) of Work (“SOW”) in a form substantially similar to Attachment A (“Services”). The Services set forth in any one SOW may be concurrent with and/or successive to other SOWs.

1.2.	Confidentiality. IC agrees to be bound by the terms and conditions set forth in Attachment B regarding protection of confidential information, personal data, and intellectual property.

1.3.	Workers Compensation. IC agrees to be bound by the terms and conditions set forth in Attachment C regarding waiver of worker’s compensation benefits.

1.4.	Arbitration. IC agrees to be bound by the terms and conditions set forth in Attachment D regarding dispute resolution and binding arbitration.

2.	TERM

2.1.	This Agreement shall have a term beginning on June 5, 2023 and ending on September 1, 2023.

3.	COMPENSATION

3.1.	Retainer and Hourly Rate.

A.	Kelly will forward to IC a retainer of $350,000 on or before June 15, 2023.

B.	IC will charge Kelly $730.00 per hour for time spent on consulting and advisory services under this agreement.

C.

Retainer is designed to cover all work hours during the terms of the contract. Should additional hours be needed, IC shall provide notice and scope of requirements and obtain written approval from Kelly prior to performing any work above and beyond the $350,000 retainer.

D.

Separate and in addition to the retainer amount, IC will invoice Kelly for necessary costs and expenses (i.e., travel-related expenses) associated with the consulting services performed under this agreement. All costs and expenses must be pre-approved in writing by Kelly in order to qualify for reimbursement. Local commuting expenses in Arizona will be borne by IC and will not qualify for reimbursement by Kelly.

3.2.

Invoices. IC will submit monthly invoices or a Payment Request Form to Kelly with each invoice. IC also will submit supporting documentation in a form satisfactory to Kelly and in detail sufficient for Kelly to identify the services rendered and the costs and expenses incurred in the performance of the services. Kelly has no obligation to pay an invoice or invoice item submitted more than 60 days from the date of service or a milestone. For clarity purposes, any retainer balance remaining at the end of the term of this agreement is not subject to the 60-day requirement of this paragraph.

3.3.	Payment by Kelly.

A.	All approved hourly fees charged and invoiced to Kelly by IC under this Agreement will be relieved against the retainer set forth in Section 2.1.A.

B.	All pre-approved hourly fees in excess of the pre-approved costs and expenses charged and invoiced to Kelly by IC under this Agreement will be paid to IC within 30 days of receipt of the invoice.

C.	No hourly fees or costs and expenses in excess of the retainer set forth in Section 2.1.A. will be paid to IC unless pre-approved in writing by Kelly.

D.	Kelly has no obligation to pay IC for invoices not approved by Kelly or received after 60 days from the date of service.

E.

IC must notify Kelly within 60 days of receipt of payment of any disputed items, discrepancies or unprocessed items. Failure to notify Kelly of disputed items, discrepancies or unprocessed items within 60 days of receipt of payment will result in non-payment for those items. For clarity purposes, any retainer balance remaining at the end of the term of this agreement is not subject to the 60 day requirement of this paragraph.

3.4.	Offset. Kelly may offset any amounts payable to it by IC against any amounts that it may owe IC.

3.5.

Unapplied Retainer Amounts. If at the end of the Term of this Agreement, the total of the invoiced amounts by IC during the Term of this Agreement is less than the retainer amount set forth in Section 3.1.A., the remaining retainer amount shall be retained by IC as additional payment for services already rendered under this Agreement and Kelly shall have no claim for claw back of such amounts.

4.	RELATIONSHIP OF THE PARTIES

4.1.

Independent Contractor. IC will act solely as an independent contractor. Nothing contained in this Agreement will be construed to create the relationship of principal and agent, employer and employee, partners or joint ventures with Kelly or Kelly’s customers.

4.2.

IC’s Employees, Agents, and Subcontractors. IC’s employees, agents, and subcontractors (“Personnel”) will be subject to the direction, supervision, and control of IC. IC will be solely responsible for (a) the acts of its Personnel, and (b) the payment of all taxes, compensation, wages, benefits, contributions, insurance, fees, and like expenses, to its employees, agents, and subcontractors.

5.	INSURANCE

5.1.

Requirements. Without limiting IC’s obligation to indemnify Kelly or any of its other obligations under this Agreement, IC will procure and maintain the following minimum levels of insurance: Commercial General Liability ($2M each occurrence/$4M aggregate) and Auto Liability ($1M). With respect to the Auto Liability coverage, IC may add Digital Nexus Advisors LLC and Kelly Services, Inc. as additional insureds on Darren Simons personal auto policy in order to satisfy the Auto Liability coverage requirement of this paragraph.

5.2.

Worker’s Compensation. If the IC has no employees, then IC is required to sign the attached Waiver of Worker’s Compensation form (Attachment C). If the IC has one or more employees to perform Services under this Agreement, IC must obtain and maintain worker’s compensation insurance in amounts no less than required by law.

5.3.

Breach. If IC fails to comply with the applicable insurance requirements, Kelly may, at its election terminate this Agreement immediately, notwithstanding any notice requirement that would otherwise apply, and recover damages from Kelly resulting from that failure.

6.	RECORDKEEPING; AUDIT RIGHTS

6.1.

Records. IC will maintain books, records, documents and other evidence pertaining to costs, charges, fees and other expenses incurred in connection with the Services to the extent and in such detail as will properly evidence all costs for labor, materials, equipment, supplies and work, and other costs and expenses of whatever nature for which reimbursement is claimed under the provisions of this Agreement. Such records will be retained for a period of no less than five years.

6.2.

Right to Audit. Kelly reserves the right to audit, inspect, and make copies or extracts of IC’s records and processes associated with IC’s performance under this Agreement at any time with twenty-four hours prior notice to IC. Any audit or inspection will occur during IC’s normal business hours. Kelly’s right to audit, inspect, and make copies or extracts of IC’s records and processes will continue for a period of five years following the termination or expiration of this Agreement unless IC certifies that IC has returned all related records to Kelly at the termination of this Agreement.

7.	INDEMNIFICATION

7.1.

Indemnities. IC will indemnify, defend, and hold harmless Kelly, and its respective affiliates, officers, directors, employees, agents, and other representatives against all claims, demands, losses, liabilities, damages, expenses (including reasonable attorney fees) and causes of action (collectively, “Claims”) arising out of the performance or failure of performance of this Agreement by IC. This includes, without limitation, Claims arising out of (i) any acts or omissions by IC or its employees agents, including, personal injury and death claims; (ii) any breach of this Agreement by IC; (iii) the allegation that Kelly the employer, co-employer, or joint employer of the IC or the IC’s employees, agents, or subcontractors; (iv) the allegation that IC or the IC’s employees, agents, or subcontractors are entitled to employment-related benefits; and (v) all liability and loss in connection with, and will assume responsibility for payment of, all federal, state and local taxes or contributions imposed as required under laws relating to employment insurance, Social Security and income tax laws for IC’s employees engaged in the performance of this Agreement. Subject to a cap for $175,000 in aggregate for all claims under this agreement

8.	LIMITATION OF LIABILITY

8.1.

Consequential Damages. In no event will either party be liable to the other party for any special, indirect, or consequential damages (including but not limited to loss of profits) arising out of any performance of this Agreement, regardless of whether such damages are based on tort, warranty, contract, or any other legal theory, even if advised of the possibility of such damages.

8.2.	Fee Limitation. The maximum liability of any party to this Agreement for damages is limited to the fees paid by Kelly to IC under this Agreement.

9.	REPRESENTATIONS; WARRANTIES

9.1.

All Services will be performed by IC in a professional manner, consistent with the standard of skill and care exercised by the professionals within IC’s industry on projects of comparable scope and complexity, in a similar location, and in conformance with the requirements of this Agreement.

9.2.	IC is sufficiently experienced, properly qualified, registered, licensed, equipped, organized, and financed to perform the Services in compliance with the terms of this Agreement;

9.3.	IC will devote such time, personnel and resources for the performance of its duties under this Agreement and any Statement of Work, and within the deadlines set by Kelly;

9.4.	IC will not be permitted to make decisions or approvals on behalf of Kelly.

10.	No Conflict of Interest/Restrictive Covenant.

During the term of this Agreement, IC and its members will not accept work, enter into a contract, provide financial support, or accept an obligation, inconsistent or incompatible with his or her obligations, or the scope of Services rendered for Kelly under this Agreement. IC and its members also agree to incorporate herein and to continue to abide by the terms of the Kelly Services, Inc. Confidentiality, Non-Competition and Non-Solicitation Agreement signed by Darren Simons on June 18, 2021. IC and its members agree that the term of the restrictive covenants contained in the June 18, 2021, agreement will be modified to encompass a period of (12) months from the date of the termination of this IC Agreement

11.

TERMINATION. Either party may terminate this Agreement or SOW at any time and without liability at any time, with or without cause upon five (5) days prior written notice. In such event, IC will deliver to Kelly all Services completed or in progress up to the date of termination, In the event of termination by Kelly, IC will retain the any remaining balance of the retainer outlined in this Agreement. In the event of termination by IC, IC will receive a prorated amount of the retainer calculated by percentage of days, less any amounts already invoiced to Kelly for services rendered and the remainder will be refunded to Kelly.

12.	GENERAL PROVISIONS

12.1.

Assignment. Neither party may, directly or indirectly, in whole or in part, by operation of law or otherwise, assign or transfer this Agreement or delegate any of its obligations under this Agreement without the other party’s written consent.

12.2.

Permits, Licenses and Inspections. IC will secure and pay for all licenses, permits and inspections necessary for prosecution and completion of the Services. Upon Kelly’s request, IC will deliver to Kelly copies of all permits, written approvals, licenses and inspections promptly after their receipt by IC.

12.3.

Entire Agreement. This Agreement, along with any attachments and exhibits, constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements and representations whether oral or written. No supplement, modification or amendment of this Agreement will be binding unless in a writing which states that it is an amendment of this Agreement, and which is signed by an authorized representative of each party who is authorized to amend this Agreement.

12.4.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflict of law principals.

12.5.

Notices. All notices provided in connection with this Agreement will be in writing, and be delivered by certified or registered mail, postage prepaid and return receipt requested, or by courier, and will be deemed effective upon receipt by the addressee at the address listed above, or to such different or other addresses as the parties may designate by written notice to each other.

12.6.	Confidentiality. Details of this agreement will be publicly filed by Kelly to SEC making this public information

12.7.

Severability. Every term, condition, or provision of this Agreement is severable from others. If a court or an arbitrator of competent jurisdiction holds any term, condition, or provision of this Agreement to be invalid, unenforceable, or illegal in whole or in part for any reason, the validity and enforceability of the remaining terms, conditions or provisions, or portions of them, will not be affected.

12.8.

Survival. The following section(s) will survive the termination or expiration of this Agreement: Section 5, Section 7 (“Indemnification”); Section 9 (“Representations; Warranties”); and Section 12 (“General Provisions”).

12.9.

Waiver. Failure by either party to enforce any provision of this Agreement will not constitute a waiver or affect its right to require the future performances thereof, nor will its waiver of any breach of any provision of this Agreement constitute a waiver of any subsequent breach or nullify the effectiveness of any provision. No waiver will be binding unless made in writing and signed by the party making the waiver.

KELLY SERVICES, INC:	INDEPENDENT CONTRACTOR:

/s/ Amy Bouque	/s/ Darren Simons
Authorized Representative Signature	Individually and as Authorized Representative

12-Jun-2023	10-Jun-2023
Date	Date

Amy Bouque	Darren Simons
Printed Name	Printed Name
CHRO
None
Title	Title